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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 30, 2002


                        COMMISSION FILE NUMBER: 000-21729
                               THE VIALINK COMPANY
                         (NAME OF ISSUER IN ITS CHARTER)

                        Delaware                    73-1247666
              (State of Other Jurisdiction       (I.R.S. Employer
             Incorporation or Organization)     Identification No.)

               13155 Noel Road, Suite 700
                      Dallas, Texas                    75240
             (Address of Principal Executive        (Zip Code)
                        Offices)


                   COMPANY'S TELEPHONE NUMBER: (972) 934-5500


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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE: NEGOTIATION OF TERMINATION OF
MATERIAL LEASE OBLIGATION, VOTING RESULTS OF ANNUAL MEETING OF STOCKHOLDERS, AND CONTINUING ENGAGEMENT OF H. C. WAINWRIGHT & CO., INC., AS FINANCIAL ADVISORS

The viaLink Company (VLNK:OTCBB) on May 30, 2002, successfully concluded negotiations to terminate a lease agreement for its previous headquarters located in Edmond, Oklahoma. The termination relieves the Company from a rent payment obligation of $28,750 per month which would have run until December 2005. In exchange for the termination and release, viaLink agreed to pay the landlord $100,000 in cash immediately and $100,000 in cash or common stock of viaLink on or before June 15, 2002. The Company will report a gain of approximately $400,000 in the second quarter as a result of this transaction.

In addition, at the Company's Annual Meeting of Stockholders for fiscal year 2001 held on June 4, 2002, the following votes were reported:

         For the election to the Board of Directors of Jerry W. Walker, 74,809,179 shares were voted in favor and 630,888 shares against.

         For the re-election to the Board of Directors of Jimmy M. Wright, 74,806,706 shares were voted in favor and 633,361 shares were voted against.

         To amend the Articles of Incorporation of the Company to authorize an additional 150,000,000 shares of common stock, 73,445,619 shares were voted in favor, 1,863,219 shares were voted against, and 131,229 shares abstained.

         To ratify the appointment of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002, 75,093,797 shares were voted in favor, 230,926 shares were voted against, and 115,344 shares abstained.

Finally, the Company confirms it has continued the retention of H. C. Wainwright & Co., Inc., to provide financial advisory services in connection with the Company's continuing financial and strategic initiatives with the intention of maximizing stockholder value.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           The viaLink Company

June 10, 2002                              /s/ WILLIAM P. CREASMAN
                                           -----------------------
                                           William P. Creasman
                                           Vice President, General Counsel, and
                                           Secretary